Exhibit 99.1

Spectrum Control Reports Preliminary Impact
of Hurricane Katrina on Operations

          Fairview, PA, September 9, 2005 -----Spectrum Control, Inc. (NASDAQ: SPEC), a leading designer and manufacturer of electronic control products and systems, announced today that it is still assessing the impact of Hurricane Katrina on its ceramic manufacturing operations in New Orleans, Louisiana.

          The Company maintains a 100,000 square foot production facility in New Orleans with 138 employees.  The facility primarily manufactures ceramic capacitors used in the Company’s electromagnetic interference (EMI) products, which are part of the Company’s Signal Integrity Components business segment.  After establishing and communicating the availability of a toll-free hotline for affected employees, Spectrum has been in contact with a majority of its New Orleans employees.  As conditions in the area stabilize, the Company expects to establish communication with all employees.

          Dick Southworth, the Company’s President and Chief Executive Officer, stated, “We’ve all been profoundly affected by recent events surrounding Hurricane Katrina and the damage it caused in this region of the United States.  Our immediate concern was with the welfare of our employees located in the area.  Through internal efforts we have been able to reach the majority of the facility’s employees and offer them any assistance we can provide during this time.  Our hearts go out to the families affected by this tragedy.”

          Mr. Southworth continued, “The New Orleans facility had been evacuated and locked down in anticipation of Hurricane Katrina.  Since the storm, and subsequent levee breaches and related flooding, Company officials have not had physical access to the facility.  Based upon available satellite imagery, however, the facility appears to have incurred limited damage.  The Company maintains flood and windstorm insurance on the facility, covering property and business interruption.  At this time, the Company is unable to make any determination regarding property and business interruption losses and to what extent such losses may be recoverable through insurance claims.  The Company has established a team whose sole focus is to get the facility back in production and our employees back to work as quickly and efficiently as possible.”

          Mr. Southworth continued, “In connection with the Company’s ongoing need for ceramic capacitors, we have strategic safety stock in place to meet immediate production needs. In addition to our internally produced ceramics, the Company has always purchased certain ceramics from several qualified external sources.  Currently, we have increased our requirements with these outside vendors to absorb the temporary interruption to our internal supply chain,” he concluded.

          At this time, it is impossible to estimate the financial impact that Hurricane Katrina may have on the Company’s financial position and future operating performance.  The Company currently intends to report results for its fiscal third quarter ended August 31, 2005, on September 27, 2005.  The Company’s operating performance for its third quarter was not materially impacted by the effects of Hurricane Katrina.

About Spectrum Control

          Spectrum Control, Inc. designs and manufacturers a wide range of components and systems used to condition, regulate, transmit, receive, or govern electronic performance.  The Company has nine manufacturing locations and currently has approximately 1,100 employees worldwide.  The Company conducts its business in three reportable segments:  Signal and Power Integrity Components; RF and Microwave Components and Systems; and Power Management Systems.  Although Spectrum Control products are used in many industries worldwide, the Company’s largest markets are telecommunications equipment and military/aerospace.  For more information about Spectrum Control and its products, please visit the Company’s website at  www.spectrumcontrol.com.

Corporate Headquarters	Investor Relations
8031 Avonia Road	John P. Freeman, Senior Vice President
Fairview, PA 16415	and Chief Financial Officer
Phone: 814/474-2207	Spectrum Control, Inc.
Fax: 814/474-2208	Phone: 814/474-4310